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                                   EXHIBIT 5.1


                     [Letterhead of Wyatt, Tarrant & Combs]


                                September 2, 1999


Board of Directors
Citizens Financial Corporation
The Marketplace, Suite 300
12910 Shelbyville Road
Louisville, Kentucky 40243

Re: 110,000 Shares of the Class A Stock, no par value per share, of Citizens Financial Corporation, a Kentucky corporation ("CFC")


Ladies and Gentlemen:

                  We have acted as counsel to CFC in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by CFC with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act") to register not more than 110,000 shares of CFC's Class A Stock, no par value per share ("CFC Class A Stock"), which may be issued by CFC pursuant to the Citizens Financial Corporation 1999 Stock Option Plan (the "Plan").

                  For purposes of rendering the opinion expressed herein, we have examined and are familiar with the Company, its organziation and proceedings related thereto. We have also examined such other documents and procedures as we have considered necessary for the purpose of this opinion. We have relied upon certificates of public officials and representations of CFC officials, and have assumed that all documents examined by us as originals are authentic, that all documents submitted to us as photocopies are exact duplicates of original documents, and that all signatures on all documents are genuine.

                  We have assumed, for purposes of this opinion, that, to the extent options are granted under the Plan, the shares of CFC Class A Stock will be validly authorized on the respective dates of exercise of any options under the Plan, and that, on the dates of exercise, the options will have been duly executed and delivered and will constitute the legal, valid and binding obligations of CFC, enforceable against CFC in accordance with their respective terms.

                  Based upon the foregoing and subject to the qualifications hereinafter set forth, we are of the opinion that the shares of CFC Class A Stock are duly authorized and, when issued and sold in accordance with the Registration Statement, the prospectus delivered to the participants in



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Board of Directors
Citizens Financial Corporation
September 2, 1999
Page 2



the Plan pursuant to the requirements of the Act, the pertinent provisions of any applicable state securities laws and the Plan, will be duly and validly issued, fully paid and nonassessable.

                  We are members of the Bar of the Commonwealth of Kentucky and, accordingly, do not purport to be experts on or express any opinion concerning any law other than the laws of the Commonwealth of Kentucky and the federal law of the United States.

                  Our opinion is directed to the Board of Directors of CFC and may not be relied upon by any persons other than said directors, recipients of the prospectus and participants in the Plan. We expressly disclaim any responsibility for advising you of any change hereafter occurring in circumstances touching or concerning the transaction which is the subject of this opinion, including any changes in the law or in factual matters occurring subsequent to the date of this opinion.

                  We hereby consent to the filing of this opinion, or copies thereof, as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Sincerely,

                                   WYATT, TARRANT & COMBS

                                   /S/ Wyatt, Tarrant & Combs